UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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McDONALD’S CORPORATION

(Name of Registrant as Specified In Its Charter)

BARBERRY CORP.

CARL C. ICAHN

LESLIE SAMUELRICH

MAISIE LUCIA GANZLER

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On March 25, 2022, Leslie Samuelrich was quoted in an article regarding McDonald’s Corporation, a copy of which is filed herewith as Exhibit 1.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY BARBERRY CORP. AND CARL C. ICAHN FROM THE STOCKHOLDERS OF MCDONALD’S CORPORATION FOR USE AT ITS 2022 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF MCDONALD’S CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 2022. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN MCDONALD’S CORPORATION OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE, OF MCDONALD’S CORPORATION AS DISCLOSED BELOW. THE SOLICITATION DISCUSSED HEREIN RELATES TO THE SOLICITATION OF PROXIES FOR USE AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS OF MCDONALD’S CORPORATION.

Exhibit 1

March 25, 20221:48 PM EDT

Icahn director nominee says McDonald’s faces sustainability risks

By Ross Kerber

The logo for McDonald’s restaurant is seen as McDonald’s Corp. reports fourth quarter earnings, in Arlington, Virginia, U.S., January 27, 2022. REUTERS/Joshua Roberts

BOSTON, March 25 (Reuters) - One of investor Carl Icahn’s director nominees at McDonald’s Corp (MCD.N) said she would push the burger giant to tackle sustainability issues like lowering the environmental impact of farming and lessening antibiotic use.

So far Icahn, the well-known activist investor, has framed his challenge seeking two board seats at McDonald’s mainly over the treatment of pigs by the chain’s suppliers. read more

But Leslie Samuelrich, president of Green Century Capital Management, said ending the use of gestation crates, as Icahn has urged, would have other benefits like reducing crowded factory farms that cause pollution.

“While we think they’re a strong company, they have some vulnerabilities they’re not recognizing on reputational and governance risks,” Samuelrich said in an interview with Reuters on Thursday.

She said she conveyed her concerns to three McDonald’s directors in a meeting this week, and hopes the company will make her a candidate to be elected to its board later this spring.

A McDonald’s representative declined to comment.

Samuelrich is a well-known voice on corporate environmental issues, including an effort in 2018 that led McDonald’s to agree to restrict the use of antibiotics in its beef supply. Samuelrich said she is concerned McDonald’s has not followed through.

On its website McDonald’s says it is working with partners on responsible antibiotic use and that amid COVID-related delays it is “evolving our plan.” The company also has said it would evaluate Icahn’s nominees, and defended its treatment of animals.

Separately, Samuelrich said she supports steps McDonald’s has taken in Russia in response to Moscow’s invasion of Ukraine. The company’s temporary store closures in Russia are costing it about $50 million a month as it continues to pay staff. read more

Samuelrich said unless Russian President Vladimir Putin changes course, McDonald’s should consider pulling out of the country entirely.

Doing so would “send a message to the Russian leadership and residents about how Putin’s invasion has been viewed” abroad, she said.

Reporting by Ross Kerber; Additional reporting by Hilary Russ; Editing by Andrea Ricci